EXHIBIT 5.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852


   TEL (212) 715-9100                                           47, Avenue Hoche
   FAX (212) 715-8000                                              75008 Paris
                                                                     France


                                             June 11, 2002


Kroll Inc.
900 Third Avenue
New York, New York 10022

                  Re:   Registration Statement on Form S-8
                        ----------------------------------

Ladies and Gentlemen:

            We have acted as counsel to Kroll Inc., an Ohio corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,000,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), to be issued pursuant to The Kroll-O'Gara Company Amended and Restated 2000 Stock Option Plan for Employees (the "Plan").

            In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Plan, the Amended and Restated Articles of Incorporation, as amended, of the Registrant, the Code of Regulations of the Registrant, resolutions of the Board of Directors of the Registrant, and such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

            Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued upon the exercise of options granted under the Plan in accordance with the terms and conditions of the Plan and the option agreements governing such options, and assuming the exercise price for such options is equal to or in excess of the par value of the Common Stock, will be legally issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category

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of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

            We are members of the bar of the State of New York and are not members of the bar of any other state. The opinion expressed herein is based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

            We are delivering this opinion to the Registrant, and no person other than the Registrant may rely upon it. Mr. Thomas E. Constance, a member of this firm, is a director of the Registrant.

                                    Very truly yours,



                                    /s/ Kramer Levin Naftalis & Frankel LLP